Exhibit 99.2
FIRST AMENDMENT
TO
AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE
     This First Amendment is made and entered into this 28th day of November, 2005 to that certain Agreement for Purchase and Sale of Real Estate dated August 29, 2005 between ANDREW CORPORATION, an Illinois corporation (“Seller”) and KIMBALL HILL SUBURBAN CENTERS LLC, an Illinois limited liability company (“Purchaser”) as amended by a letter agreement dated October 17, 2005 by and between the attorneys for Seller and Purchaser (collectively, the “Agreement”).
W I T N E S S E T H:
     WHEREAS, since the date of the Agreement, certain conditions have occurred which makes it advisable and appropriate to amend the Agreement; and
     WHEREAS, it is the intention of the parties to execute this First Amendment to Agreement for Purchase and Sale of Real Estate (the “First Amendment”) for purposes of amending the Agreement.
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this First Amendment, the parties hereby agree that the Agreement is amended as follows:
     1. The parties hereby acknowledge and agree that the Inspection and Feasibility Period described in Section 6 of the Agreement has expired and that Purchaser is satisfied with all matters has it investigated or could have investigated during the Due Diligence Period. Execution of this First Amendment by Purchaser shall constitute Purchaser’s written notice under Section 6 of the Agreement that Purchaser intends to proceed with the Agreement as provided in Section 6. Accordingly, Purchaser shall deposit forthwith into the Escrow the Additional Earnest Money of One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00) pursuant to Section 3 of the Agreement.
     2. The Purchase Price for the Land is hereby reduced from $28,500,000.00 by the sum of $1,000,000.00 to a revised Purchase Price of $27,500,000.00 with the result that the Purchase Price for Parcel 1 is reduced from $11,400,000.00 to $11,000,000.00 and the Purchase Price for Parcel 2 is reduced from $17,100,000.00 to $16,500,000.00.
     3. Purchaser intends to perform certain site remediation work (the “Remediation Work”) on each Parcel after the closing of each Parcel. The Remediation Work shall be in accordance with the Phase II Environmental Site Assessment by Atwell-Hicks dated November 18, 2005. Purchaser may also reuse impacted soils during redevelopment as road base, but only to the extent Purchaser is willing to do so. In order to help defray the cost of the Remediation Work, Seller shall place into Escrow with Chicago Title Insurance Company, as Escrowee, out of the proceeds received by Seller at the closing of Parcel 1, the total sum of $1,700,000.00. Purchaser and Purchaser’s environmental consultant, Atwell-Hicks, shall determine which alternatives offered in the November 18, 2005 Assessment shall be utilized and shall otherwise control the implementation of the Remediation Work but shall advise Seller’s environmental consultant, Bradburne, Briller & Johnson, LLC, from time-to-time with respect to the status of such implementation. Purchaser shall cause Atwell-Hicks to prepare a Remediation Plan setting forth with specificity the type, nature and extent of the Remediation Work and each component thereof to be performed by Purchaser on each Parcel pursuant to the Remediation Plan. A copy of the Remediation Plan shall be sent to Seller. Upon the closing of each Parcel, Purchaser shall commence the performance of the Remediation Work described in the Remediation Plan for that

Parcel and shall diligently perform such Remediation Work until it is completed. During the course of the performance of Remediation Work for each Parcel, Purchaser shall be permitted to reimburse itself out of the Escrow for the amounts expended by Purchaser in performing the Remediation Work, provided (i) Purchaser delivers to Seller evidence that it has paid for any Remediation Work for which reimbursement is sought and (ii) Atwell-Hicks has confirmed in writing that the work for which reimbursement is being sought falls within the scope of the Remediation Plan. If at the time the performance of Remediation Work for either Parcel has been completed and all amounts due to Purchaser have been paid out by the Escrowee, any balance remaining in the Escrow shall be paid to Seller. In the event the cost of performing the Remediation Work for either Parcel exceeds the amount for that Parcel deposited into the Escrow out of Seller’s proceeds, Seller shall not be responsible to pay for or reimburse Purchaser with any such excess amounts and those costs will be borne exclusively by Purchaser. All Remediation Work shall be performed by Purchaser’s contractors and under Purchaser’s control. Seller shall have no obligations with respect to the Remediation Work, except to make the payments provided in this Section 3.
     4. Other than as modified herein, the Agreement is hereby ratified and confirmed by the parties in all respects.
     5. This First Amendment may be executed in counterparts, all of which when executed, shall constitute one and the same instrument.
{SIGNATURE PAGE TO FOLLOW}

     IN WITNESS WHEREOF, the parties have entered into this First Amendment the date and year first above written.
SELLER:
Andrew Corporation,
     an Illinois corporation
By: /s/ M. J. Gittelman
Its: Vice President and Treasurer
PURCHASER:
KIMBALL HILL SUBURBAN CENTERS LLC,
     an Illinois limited liability company
By: /s/ Hal H. Barber
Its: Sr. Vice President
Approved this 28th day of November, 2005.
KIMBALL HILL, INC.,
     Guarantor
By: /s/ David K. Hill
Its: Chairman & CEO

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